UNITED STATES
                  SECURITIES EXCHANGE COMMISSION
                       WASHINGTON, D.C. 20549

                            FORM 8-K/A

                          CURRENT REPORT

             Pursuant to Section 13 or 15(d) of the
                 Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) October 2, 2001

                           AMAC, INC.,
     (Exact name of registrant as specified in its charter)


      Delaware                             133944580
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State of Incorporation                 IRS Employer ID No.


590 Madison Avenue, New York, NY            10022
--------------------------------       ------------------
Address of principal Executive Offices     Zip Code


Registrant's Telephone Number    (212) 521-4497

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Item 1.  Change in Control of Registrant

On October 2, 2001, the Company acquired 9,500 shares of common stock, $1.00 par value, of EUROPORTAL INC T/A AUTO DATA
GROUP, (hereinafter "Auto Data Group") a company incorporated under the laws of the State of Delaware.

The acquisition was consummated by the execution of an Acquisition Agreement dated October 2, 2001. The shares acquired by the Company represented all of Auto Data Group's then currently issued and outstanding common stock in a tax free stock-for-stock acquisition. The aggregate purchase price paid by the Company for the Auto Data Group common shares was 9,500,000 newly issued shares of post-reverse split shares of voting common stock of the Company, $0.001 par value. These shares were be issued to the sellers of the Auto Data Group shares subsequent to a 1 for 25 reverse split of the voting common stock by the Company of its voting common stock.

As a result of the foregoing transaction, there was a change in control of the company to the shareholders of Auto Data Group.
The shareholders of Auto Data Group now hold approximately 95.0% of the outstanding shares of common stock of the company.



Item 2.  Acquisition or Disposition of Assets

On October 2, 2001, the Company entered into an Acquisition
Agreement with Europortal Inc T/A Auto Data Network, a company incorporated under the laws of the State of Delaware, (hereinafter "Auto Data Network") to acquire all of the outstanding shares of common stock of Auto Data Network.

The acquisition was consummated by the execution of an Acquisition Agreement dated October 2, 2001. The shares acquired by the Company represented one hundred (100%) percent of all of Auto Data Network's then currently issued and outstanding common stock. The aggregate purchase price paid by the Company for the Auto Data Network common shares was 9,500,000 post reverse split shares of the company.

These shares will be issued to the sellers of the Auto Data Network shares subsequent to a 25 to 1 reverse split of the voting common stock by the Company of its voting common stock which became effective on 15th October 2001. The transaction has been ratified and approved by a majority of the shareholders of Amac Inc and Auto Data Network.

There was no material relationship between the Company and Auto
Data Network prior to the acquisition by the company of the Auto
Data Network shares. Subsequent to the closing of the transaction, control of the company shall pass to the shareholders of Auto Data Network.

One 4th October 2001, the company changed its name to Auto Data
Network and the company shall thereafter proceed to adopt the business plan of Auto Data Network as its own.

ADN is the information powered, transactional hub for the automotive sector, and is the catalyst of an evolution in transaction, process and relationship management.

Increased competition and globalisation are applying downward pressure on margins within the automotive sector, posing fundamental questions on how the industry can improve profitability. ADN has identified an industry-wide need for the sector to integrate information whilst consolidating its operations and product channels and improving margins.

ADN provides a consistent, distributed information network for sector-wide communication. Leveraging this network through multi-channel, transactional services, process business operations and improved profitability. As each transaction occurs data is added, removed or modified from the network visibly and in real-time. Information becomes intelligent, relevant providing users with the tools to respond to changing market conditions.

ADN's objective is to, through its unique network, create the most comprehensive on line database for the automotive sector. ADN generates revenues through the provision of knowledge based products and services to Manufacturer, Consumer and Retailer channels. Simultaneously ADN collects data on vehicles, consumers and vendors which can be merchandised for high return. ADN has established an electronic marketplace at the heart of the retail automotive industry in an environment of minimal competition.

In common with many other industry sectors the automotive industry faces many inhibitors to conducting efficient business. Incompatibility of systems and data structures makes transacting business difficult and slow. As reliance on technology increases, and more business is conducted using it, so these difficulties are exacerbated.

ADN's information network acts as a "translator" enabling different technologies and data to interact.


Item 5. Other Events and Regulation FD Disclosure.

Control of the company has now passed to the shareholders of Auto Data Group. The company shall now adopt the business plan of Auto Data Group and proceed with the business operations of that company. Additionally, subsequent to the closing of the Acquisition Agreement between the Company and Auto Data Group, the Company on October 4, 2001 changed its name to Auto Data Network Inc.


Item 7.   Financial Statements and Exhibits

At this time, audited financials for Auto Data Network Inc., have not been completed by their accountants. As a result, additional time is required to provide correct and accurate audited financials for the company. The Company expects to have audited financials within sixty (60) days.


A copy of the Acquisition Agreement between the Company and Auto Data Group, is attached hereto as an exhibit.


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SIGNATURES

In accordance with the requirements of the Securities Exchange
Act of 1934, the registrant caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.


Dated: October 17, 2001
Auto Data Network, Inc.
(Registrant)

/s/
President